Execution Version

Mettler-Toledo International Inc.

First Amendment
Dated as of December 23, 2021

to

Note Purchase Agreement
Dated as of November 6, 2019

€135,000,000 1.30% Series 2019-B Senior Notes due November 6, 2034
$50,000,000 3.19% Series 2019-C Senior Notes due January 24, 2035

First Amendment to Note Purchase Agreement
This First Amendment dated as of December 23, 2021 (this “First Amendment”) is by and among Mettler-Toledo International Inc., a Delaware corporation (the “Company”), and each of the holders of the Original Notes (as hereinafter defined) (together with their successors and assigns, the “Noteholders”) that are signatories hereto.
Recitals
A.    Whereas, the Company and each of the Purchasers named in Schedule A thereto have previously entered into that certain Note Purchase Agreement dated as of November 6, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Original Note Purchase Agreement”) pursuant to which the Company issued and has outstanding (1) €135,000,000 of its 1.30% Series 2019-B Senior Notes due November 6, 2034 (the “Series 2019-B Notes”) and (2) $50,000,000 of its 3.19% Series 2019-C Senior Notes due January 24, 2035 (the “Series 2019-C Notes”; and together with the Series 2019-B Notes, the “Original Notes”);
B.    Whereas, capitalized terms used herein shall have the respective meanings ascribed thereto in the Original Note Purchase Agreement unless herein defined or the context shall otherwise require;
C.    Whereas, the Company and the Required Holders now desire to amend the Original Note Purchase Agreement in the respects, but only in the respects, hereinafter set forth; and
D.    Whereas, all requirements of law have been fully complied with and all other acts and things necessary to make this First Amendment a valid, legal and binding instrument according to its terms for the purposes herein expressed have been done or performed.
Now, therefore, in consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Required Holders do hereby agree as follows:
SECTION 1.    Amendments to Original Note Purchase Agreement.
1.1.Section 7.2(a) of the Original Note Purchase Agreement shall be and hereby is amended and restated in its entirety to read as follows:
(a)    Covenant Compliance — setting forth the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 10.1 through Section 10.5, inclusive, Section 10.7 and each Additional or More Restrictive Covenant during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence). In the event that the Company or any Restricted Subsidiary has made an election to measure any Indebtedness using fair value (which election is being disregarded for purposes of determining compliance with this Agreement pursuant to Section 22.3) as to the period covered by any such financial statement, such Senior Financial Officer’s certificate as to such period shall include a reconciliation from GAAP with respect to such election; and
1.2.The Original Note Purchase Agreement shall be and hereby is amended by inserting a new Section 9.10 to read as follows:
Section 9.10    Excess Leverage Fee. Upon delivery by the Company of a Notice of Acquisition Holiday Period, the Company agrees that, in addition to interest accruing on the Notes, the Company will pay to each holder of a Note a fee at a rate per annum equal to 0.50% (each such fee, an “Excess Leverage Fee”) on the outstanding principal amount of each Note held by such holder during the Acquisition Holiday Period related to such Notice of Acquisition Holiday Period. The Excess Leverage Fee with respect to each Note shall be calculated on the same basis as interest on such Note is calculated and shall be paid in arrears at the same time accrued interest is paid on such Note and, for the avoidance of doubt, all accrued and unpaid Excess Leverage Fee on any principal amount being paid or prepaid shall be paid concurrently with such principal. Any overdue payment of any Excess Leverage Fee shall accrue interest at a rate per annum from time to time equal to the Default Rate applicable to the applicable Note, payable in arrears at the same time accrued interest is paid on such Note (or, at the option of the registered holder thereof, on demand). The payment of any Excess Leverage Fee shall not constitute a waiver of any Default or Event of Default.
The Company will pay the Excess Leverage Fee by separate wire transfer in Dollars with respect to (a) each Series 2019-C Note, (b) each Swapped Note and (c) each Series 2019-B Note that is not a Swapped Note where the holder thereof has elected by written notice to the Company to receive the Excess Leverage Fee in Dollars, and the Company will pay the Excess Leverage Fee by separate wire transfer in Euro to the holders of all other Notes. For purposes of calculating the amount of any Excess Leverage Fee with respect to any Series 2019-B Note that is not a Swapped Note that is payable in Dollars, the amount of the Excess Leverage Fee at the time of such determination shall be converted from Euros into Dollars at the current Euro/Dollar exchange rate, as determined as of 10:00 a.m. (New York time) one Business Day prior to the day such Excess Leverage Fee is payable as indicated on the applicable screen of Bloomberg Financial Markets, and any such calculation reported by the holder of such Note to the Company in reasonable detail shall be binding on the Company, absent demonstrable error.

1.3.The Original Note Purchase Agreement shall be and hereby is amended by inserting a new Section 9.11 to read as follows:
Section 9.11    Most Favored Lender Provision. If at any time the Bank Credit Agreement or any Note Purchase Agreement or any guaranty in respect of any thereof (an “MFL Agreement”) shall include any Financial Covenant and such provision (a) is different from the subject matter of the financial covenants in Section 10 or the related definitions in Schedule B, or (b) is similar to the subject matter of any financial covenant in Section 10 and related definitions in Schedule B, but contains one or more percentages, amounts, ratios or formulas that is more restrictive than those set forth herein or more beneficial to the lender(s) and/or holder(s) under such MFL Agreement (any such provision, together with any related definitions (including, any term defined therein with reference to the application of GAAP, as identified in such MFL Agreement), an “Additional or More Restrictive Covenant”; provided that, in the case of the foregoing clause (b), such covenant or similar restriction shall be deemed an Additional or More Restrictive Covenant only to the extent that it is more restrictive or more beneficial), then the Company shall promptly, and in any event within 10 Business Days thereof, provide a Most Favored Lender Notice to each holder of the Notes with respect to each such Additional or More Restrictive Covenant. Thereupon, unless waived in writing by the Required Holders within 10 Business Days of the holders’ receipt of such notice, such Additional or More Restrictive Covenant shall be deemed incorporated by reference into this Agreement, mutatis mutandis, as if set forth fully herein, effective as of the date when such Additional or More Restrictive Covenant became effective under the relevant MFL Agreement. Any Additional or More Restrictive Covenant incorporated into this Agreement pursuant to this provision, (1) shall remain unchanged herein notwithstanding any temporary waiver of such Additional or More Restricted Covenant under the relevant MFL Agreement, (2) shall be deemed automatically amended herein to reflect any subsequent amendments agreed and implemented in relation to such Additional or More Restrictive Covenant under the relevant MFL Agreement and (3) shall be deemed deleted from this Agreement at such time as such Additional or More Restrictive Covenant is deleted or otherwise removed from or is no longer in effect under or pursuant to the relevant MFL Agreement or if the relevant MFL Agreement has been terminated and has no Indebtedness or commitments outstanding thereunder; provided that in no event shall the effect of any event contemplated by clause (2) or (3) above result in any covenant set forth in Section 10 being less restrictive than it was on the First Amendment Effective Date or being deleted herefrom; provided further that (i) in each case that any consideration is paid or provided to any holder of Indebtedness under the relevant MFL Agreement in connection with an event contemplated by clause (2) or (3) above (other than in connection with the extension of the term of the relevant MFL Agreement, refinancing or replacing the relevant MFL Agreement or repayment in full of the relevant MFL Agreement in connection with its termination) then the Company shall pay to the holders of the Notes equivalent consideration, determined on a pro rata basis in proportion to the relative outstanding principal amount of the Notes and the principal amount of Indebtedness outstanding under the relevant MFL Agreement, substantially concurrently therewith; (ii) no Additional or More Restrictive Covenant shall be so deemed automatically amended or deleted during any time that a Default or Event of Default has occurred and is continuing and (iii) no Additional or More Restrictive Covenant shall be so deemed automatically amended in a manner that would cause it to become less restrictive or deleted, unless the Company shall have first provided notice thereof to each holder of the Notes. In determining whether a breach of any Financial Covenant incorporated by reference into this Agreement pursuant to this Section 9.11 shall constitute an Event of Default, the period of grace, if any, applicable to such Additional or More Restrictive Covenant in the relevant MFL Agreement shall apply notwithstanding the grace period set forth in Section 11(c)(1).
1.4.Section 10.1 of the Original Note Purchase Agreement shall be and hereby is amended and restated in its entirety to read as follows:
Section 10.1     Interest Coverage Ratio. The Company will not permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Company to be less than 3.00 to 1.00.
1.5.Section 10.2 of the Original Note Purchase Agreement shall be and hereby is amended and restated in its entirety to read as follows:
Section 10.2     Net Leverage Ratio. Subject to the proviso set forth in Section 10.3, the Company will not permit the Consolidated Net Leverage Ratio at any time during any period of four consecutive fiscal quarters of the Company to be greater than (a) 3.50 to 1.00 or (b) during an Acquisition Holiday Period, 4.00 to 1.00.
1.6.Section 10.3(b) of the Original Note Purchase Agreement shall be and hereby is amended and restated in its entirety to read as follows:
(b)    The Company will not at any time permit the aggregate amount of all Priority Indebtedness to exceed an amount equal to 20% of Consolidated Total Assets; provided that, if the Company and its Foreign Subsidiaries (that are Restricted Subsidiaries) enter into one or more Repatriation Transactions, the Company and its Restricted Subsidiaries may have Priority Indebtedness outstanding in an amount in excess of 20% of Consolidated Total Assets but not in excess of 35% of Consolidated Total Assets so long as (1) the incremental amount of Priority Indebtedness outstanding in excess of the amount equal to 20% of Consolidated Total

Assets (“Excess Priority Indebtedness”) shall be attributable solely to Indebtedness of Foreign Subsidiaries (that are Restricted Subsidiaries) incurred in connection with such Repatriation Transactions and (2) at all times when there is Excess Priority Indebtedness outstanding, the Consolidated Net Leverage Ratio shall not be greater than (i) 2.75 to 1.00 or (ii) during an Acquisition Holiday Period, 3.25 to 1.00.
1.7.Clause (1) of Section 11(c) of the Original Note Purchase Agreement shall be and hereby is amended by inserting the words “or any Additional or More Restrictive Covenant” after the words “or Section 10” at end of said clause (1).
1.8.Section 11(l) of the Original Note Purchase Agreement shall be and hereby is amended by deleting the “.” at the end therein and inserting “; or” in lieu thereof.
1.9.The Original Note Purchase Agreement shall be and hereby is amended by inserting a new Section 11(m) to read as follows:
        (m)    the Company defaults in the payment of any Excess Leverage Fee for more than three Business Days after the same becomes due and payable.
1.10.The last paragraph of Section 12.1 of the Original Note Purchase Agreement shall be and hereby is amended and restated in its entirety to read as follows:
Upon any Note becoming due and payable under this Section 12.1, whether automatically or by declaration, such Note will forthwith mature and the entire unpaid principal amount of such Note, plus (1) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the applicable Default Rate) and all accrued and unpaid Excess Leverage Fees, if any, (2) the applicable Make-Whole Amount, if any, determined in respect of such principal amount (to the full extent permitted by applicable law), and (3) with respect to any Swapped Note, any Net Loss, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount, if any, and in respect of a Swapped Note, Net Loss, if any, by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.
1.11.Section 12.3 of the Original Note Purchase Agreement shall be and hereby is amended and restated in its entirety to read as follows:

Section 12.3     Rescission. At any time after any Notes have been declared due and payable pursuant to clause (b) or (c) of Section 12.1, the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes and all overdue Excess Leverage Fees, if any, all principal of and applicable Make-Whole Amount, if any, on any Note and Net Loss, if any, on any Swapped Note, that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue Excess Leverage Fees, if any, and all interest on such overdue principal and applicable Make-Whole Amount, if any, and Net Loss, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the applicable Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17 and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.
1.12.Section 14.1 of the Original Note Purchase Agreement shall be and hereby is amended and restated in its entirety to read as follows:
Section 14.1    Place of Payment. Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, Excess Leverage Fee, if any, Net Loss, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of JPMorgan Chase Bank, N.A. in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.
1.13.The first sentence of Section 14.2 of the Original Note Purchase Agreement shall be and hereby is amended and restated in its entirety to read as follows:
So long as any Purchaser or such Purchaser’s nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, Excess Leverage Fee, if any, Net Loss, if any, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1.
1.14.Section 17.1 of the Original Note Purchase Agreement shall be and hereby is amended and restated in its entirety to read as follows:
Section 17.1    Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21, or any defined term (as it is used in any such Section), will be effective as to any Purchaser or holder of Notes unless consented to by such Purchaser or holder of Notes in writing and (b) no such amendment or waiver may, without the written consent of each Purchaser and the holder of each Note at the time outstanding affected thereby, (1) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest on the Notes, the Excess Leverage Fee, if any, or the applicable Make-Whole Amount, if any, on the Notes or Net Gain or Net Loss, if any, on the Swapped Notes, (2) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver or the principal amount of the Notes that the Purchasers are to purchase pursuant to Section 2 upon the satisfaction of the conditions to closing that appear in Section 4 or (3) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20.
1.15.Section 22.2 of the Original Note Purchase Agreement shall be and hereby is amended and restated in its entirety to read as follows:
Section 22.2    Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 8.4 that the notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Make-Whole Amount, if any, Net Loss, if any, or interest or Excess Leverage Fee, if any, on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.
1.16.Schedule B to the Original Note Purchase Agreement shall be and hereby is amended by (1) deleting in their entirety the following terms “Consolidated Funded Indebtedness” and “Consolidated Leverage Ratio” and (2) adding in the correct alphabetical order the following definitions:
“Acquisition Holiday Period” shall mean subject to the remainder hereof, a four consecutive fiscal quarter period commencing with the fiscal quarter in which an Acquisition occurs; provided that: (a) the total consideration for such Acquisition (including, without limitation, all cash payments, assumed Indebtedness, issued Capital Stock and earn-outs in connection with such Acquisition) is greater than $250,000,000 and (b) the Company notifies each holder of Notes in writing that it wishes to increase the maximum Consolidated Net Leverage Ratio permitted under Section 10.2 from 3.50 to 1.00 to 4.00 to 1.00 (each, a “Notice of Acquisition Holiday Period”), with such written notice being delivered at least 10 Business Days prior to the date on which such Acquisition is consummated and which written notice shall contain a description of such Acquisition in reasonable detail (including the date thereof and the consideration therefor) and state that Excess Leverage Fees shall accrue on the Notes in accordance with Section 9.10; provided further, that (1) the Company shall not deliver more than (i) three Notices of Acquisition Holiday Period during the term of this Agreement and (ii) two Notices of Acquisition Holiday Period during any 60 consecutive-month period, (2) at least two complete and consecutive fiscal quarters must elapse between the end of an Acquisition Holiday Period and the beginning of the next subsequent Acquisition Holiday Period and (3) no Event of Default shall have occurred and be continuing or shall result from (after giving pro forma effect to) the applicable Acquisition and related increase to the maximum Consolidated Net Leverage Ratio permitted under Section 10.2 (with the understanding that the Company, upon the Required Holders’ reasonable request, shall deliver on or prior to the date of such Acquisition written calculations and certifications to evidence compliance with the foregoing clause (3)).
“Additional or More Restrictive Covenant” is defined in Section 9.11.

“Bank Credit Agreement” shall mean the Credit Agreement among the Company, certain of its subsidiaries, JPMorgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, MUFG Bank, Ltd., and HSBC Securities (USA) Inc. and certain other financial institutions, dated as of December 20, 2011, and as amended as of November 26, 2013, April 24, 2015, December 17, 2015, June 15, 2018 and June 25, 2021, and as further amended, restated, joined, supplemented or otherwise modified from time to time, and any renewals, extensions or replacements thereof, which constitute the primary bank credit facility of the Company and its Subsidiaries.
“Consolidated Net Funded Indebtedness” shall mean, as of any date of determination, for the Company and its Restricted Subsidiaries on a consolidated basis, as of any date of determination, without duplication, the sum of (a) (1) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including the Notes) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (2) all purchase money Indebtedness (except as provided in clause (4) below), (3) all direct or contingent obligations arising under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (excluding, for the avoidance of doubt, surety bonds, tender bid bonds, customer performance guarantees and guarantees for customer advance payments and similar suretyship obligations issued in the ordinary course of business that are not letters of credit and which in each case, do not constitute a Guarantee of Indebtedness of others), (4) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, except those being contested, in good faith, not past due more than 60 days after the due date on which each such trade payable or account payable was created), (5) Attributable Indebtedness in respect of Capitalized Leases and Off-Balance Sheet Obligations, (6) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (1) through (5) and (7) all Indebtedness of the types referred to in clauses (1) through (6) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Company or a Restricted Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Company or such Restricted Subsidiary minus (b) the Unrestricted Cash Amount. For purposes of determining Consolidated Net Funded Indebtedness, all non-Dollar borrowings will be converted to Dollars at the time of determination.
“Consolidated Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Net Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended for which the Company has delivered financial statements pursuant to Section 7.1.

“Excess Leverage Fee” is defined in Section 9.10.
“Financial Covenant” shall mean any periodically tested maintenance covenant (whether set forth as a covenant, undertaking, event of default, restriction, prepayment event or other such provision) that requires the Company and/or any Subsidiary to:
(a)maintain a specified level of net worth, shareholders’ equity, total assets, cash flow or net income;
(b)maintain any relationship of any component of its capital structure to any other component thereof (including, without limitation, the relationship of indebtedness, senior indebtedness, secured indebtedness, unsecured indebtedness, subordinated indebtedness or subsidiary indebtedness to total capitalization, total assets or net worth); or
(c)maintain any measure of its ability to service its indebtedness (including, without limitation, exceeding any specified ratio of revenues, cash flow, operating income or net income to indebtedness, interest expense, rental expense, capital expenditures and/or scheduled payments of indebtedness).
“First Amendment Effective Date” shall mean December 23, 2021.
“MFL Agreement” is defined in Section 9.11.
“Most Favored Lender Notice” shall mean, in respect of any Additional or More Restrictive Covenant, a written notice from the Company giving notice of such Additional or More Restrictive Covenant, including therein a verbatim statement of such Additional or More Restrictive Covenant, together with any definitions incorporated therein.
“Note Purchase Agreements” shall mean (a) the Note Purchase Agreement dated as of October 10, 2012 among the Company and the purchasers listed in Schedule A attached thereto, (b) the First Supplement to Note Purchase Agreement dated as of July 29, 2013 among the Company and the purchasers listed in Schedule A attached thereto, (c) the Note Purchase Agreement dated as of June 27, 2014 among the Company and the purchasers listed in Schedule A attached thereto, (d) the Note Purchase Agreement dated as of March 31, 2015 among the Company and the purchasers listed in Schedule A attached thereto, (e) the Note Purchase Agreement dated as of April 18, 2019 among the Company and the purchasers listed in Schedule A attached thereto, (f) the Note Purchase Agreement dated as of December 16, 2020 among the Company and the purchasers listed in Schedule A attached thereto, (g) the Note Purchase Agreement dated as of May 18, 2021 among the Company and the purchasers listed in Schedule A attached thereto, (h) the Note Purchase Agreement dated as of December 23, 2021 among the Company and the purchasers listed in Schedule A attached thereto and (i) each note purchase agreement or similar governing instrument executed in connection with any future private placement transaction for the issuance of notes or similar securities, in each case including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof.
“Notice of Acquisition Holiday Period” is defined in the definition of Acquisition Holiday Period.
“Unrestricted Cash Amount” shall mean on any date of determination, an amount equal to the lesser of (a) the aggregate amount of cash and cash equivalents of the Company and its Restricted Subsidiaries on the consolidated balance sheets of the Company and its Subsidiaries as of such date, that (1) would not appear as “restricted” on such consolidated balance sheets or (2) are not subject to any Lien, other than nonconsensual Liens permitted by Section 10.4 and Liens permitted by Section 10.4(k) and (b) $200,000,000.
1.17.The last paragraph of the definition of “Consolidated EBITDA” contained in Schedule B to the Original Note Purchase Agreement shall be and hereby is amended and restated in its entirety to read as follows:
For purposes of determining the Consolidated Net Leverage Ratio, Consolidated EBITDA shall be calculated to give pro forma effect to any Acquisition, Disposition of assets or discontinuance of operations occurring during any period for which it is being measured by giving pro forma effect to such Acquisition, Disposition of assets or discontinuance of operations as if it had occurred at the beginning of such period, which pro forma calculation shall be made in accordance with GAAP, but shall not take into account any projected synergies or similar benefits expected to be realized as a result of such event.
SECTION 2.    Representation and Warranties of the Company.
2.1.To induce the Noteholders to execute and deliver this First Amendment, the Company represents and warrants to the Noteholders that:
(a)this First Amendment has been duly authorized by all necessary corporate action on part of the Company and duly executed and delivered by the Company and the Original Note Purchase Agreement, as amended by this First Amendment, constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (1) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (2) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);
(b)the execution and delivery of this First Amendment by the Company and the performance hereof and of the Original Note Purchase Agreement, as amended by this First Amendment, will not (1) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, (A) any material indenture, mortgage, deed of trust, loan, purchase or credit agreement or lease, (B) corporate charter or by-laws or (C) any other material agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (2) conflict with or result in a breach of any of the terms, conditions or provisions of any material order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (3) violate in any material respect any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary;
(c)no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution and delivery of this First Amendment or the performance hereof or of the Original Note Purchase Agreement, as amended by this First Amendment, by the Company; and
(d)immediately before and after giving effect to this First Amendment, no Default or Event of Default has occurred which is continuing.
SECTION 3.    Conditions to the Effectiveness of this First Amendment.
3.1.This First Amendment shall become effective upon the satisfaction of the following conditions:
(a)execution and delivery of this First Amendment by the Company and the Required Holders;
(b)the Noteholders shall have received an opinion of Milbank LLP, dated the date hereof, in scope, form and substance satisfactory to the Noteholders or their special counsel;
(c)the representations and warranties of the Company set forth in Section 2 hereof are true and correct on and with respect to the date hereof and each Noteholder shall have received an Officer’s Certificate to such effect; and
(d)the Company shall have paid the fees, charges and disbursements of Schiff Hardin LLP, special counsel to the Noteholders, in connection with the review, negotiation, execution and delivery of this First Amendment to the extent that the Company shall have received an invoice therefor at least one Business Day prior to the date of this First Amendment.

SECTION 4.    Miscellaneous.
4.1.This First Amendment shall be construed in connection with and as part of the Original Note Purchase Agreement, and except as modified and expressly amended by this First Amendment, all terms, conditions and covenants contained in the Original Note Purchase Agreement and the Notes are hereby ratified and shall be and remain in full force and effect.
4.2.Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this First Amendment may refer to the Original Note Purchase Agreement without making specific reference to this First Amendment but nevertheless all such references shall include this First Amendment unless the context otherwise requires.
4.3.The descriptive headings of the various Sections or parts of this First Amendment are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.
4.4.This First Amendment may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. The parties agree to electronic contracting and signatures with respect to this First Amendment and all other documents delivered hereunder. Delivery of an electronic signature to, or a signed copy of, this First Amendment and all other documents delivered hereunder by facsimile, email or other electronic transmission shall be fully binding on the parties to the same extent as the delivery of the signed originals and shall be admissible into evidence for all purposes. Notwithstanding the foregoing, if any Noteholder shall request manually signed counterpart signatures to any document delivered hereunder, the Company hereby agrees to use its reasonable endeavors to provide such manually signed signature pages as soon as reasonably practicable.
4.5.This First Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
4.6.This First Amendment shall be governed by and construed in accordance with the laws of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.
[Remainder of Page Left Intentionally Blank]

The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this First Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement.

Mettler-Toledo International Inc.

By     /s/ Jeffrey T. Ward
Name: Jeffrey T. Ward
Title: Treasurer

[Signature Page to First Amendment to Note Purchase Agreement (November 2019)]

This First Amendment is hereby accepted
and agreed to as of the date thereof.

Athene Annuity and Life Company

By: Apollo Insurance Solutions Group LP, its
investment adviser

By: Apollo Capital Management, L.P., its sub
adviser

By: Apollo Capital Management GP, LLC, its
General Partner

By     /s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

Athene Annuity & Life Assurance Company

By: Apollo Insurance Solutions Group LP, its
investment adviser

By: Apollo Capital Management, L.P., its sub
adviser

By: Apollo Capital Management GP, LLC, its
General Partner

By     /s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

[Signature Page to First Amendment to Note Purchase Agreement (November 2019)]

This First Amendment is hereby accepted
and agreed to as of the date thereof.

The Lincoln National Life Insurance     Company

By: Macquarie Investment Management Advisers, a
series of Macquarie Investment Management
Business Trust, as Attorney in fact

By /s/ Alexander Alston
Name: Alexander Alston
Title: Senior Vice President

[Signature Page to First Amendment to Note Purchase Agreement (November 2019)]

This First Amendment is hereby accepted
and agreed to as of the date thereof.

MetLife Insurance K.K.

By:    MetLife Investment Management, LLC, its
    Investment Manager

By: /s/ Thomas Ho
Name: Thomas Ho
Title: Authorized Signatory

Metropolitan Tower Life Insurance Company

By:    MetLife Investment Management, LLC, its
    Investment Manager

By: /s/ Thomas Ho
Name: Thomas Ho
Title: Authorized Signatory

Pensionskasse Des Bundes Publica

By:    MetLife Investment Management, LLC, its
    Investment Manager

By: /s/ Thomas Ho
Name: Thomas Ho
Title: Authorized Signatory
[Signature Page to First Amendment to Note Purchase Agreement (November 2019)]

Swiss Re Life & Health America Inc.

By:    MetLife Investment Management, LLC, its
    Investment Manager

By: /s/ Thomas Ho
Name: Thomas Ho
Title: Authorized Signatory

Zurich American Insurance Company Master Retirement Trust

By:    MetLife Investment Management, LLC, its
    Investment Manager

By: /s/ Thomas Ho
Name: Thomas Ho
Title: Authorized Signatory

[Signature Page to First Amendment to Note Purchase Agreement (November 2019)]

This First Amendment is hereby accepted
and agreed to as of the date thereof.

The Northwestern Mutual Life Insurance Company

By:    Northwestern Mutual Investment Management Company, LLC, its investment adviser

By: /s/ Michael H. Leske
Name: Michael H. Leske
Title: Managing Director

The Northwestern Mutual Life Insurance Company for its Group Annuity Separate Account

By:    Northwestern Mutual Investment Management Company, LLC, its investment adviser

By: /s/ Michael H. Leske
Name: Michael H. Leske
Title: Managing Director

[Signature Page to First Amendment to Note Purchase Agreement (November 2019)]

This First Amendment is hereby accepted
and agreed to as of the date thereof.

The Prudential Insurance Company of
America

By:     PGIM, Inc. (as Investment Manager)

By: /s/ David Quackenbush
Vice President

Physicians Mutual Insurance Company
By:     PGIM Private Placement Investors, L.P.,
        as Investment Advisor

By:     PGIM Private Placement Investors, Inc.,
        as General Partner

By: /s/ David Quackenbush
Vice President

Prudential Term Reinsurance Company

By:     PGIM, Inc. (as Investment Manager)

By: /s/ David Quackenbush
Vice President

The Gibraltar Life Insurance Co., Ltd.

By:    PGIM Japan Co., Ltd. (as Investment     Manager)
By:    PGIM, Inc. (as Sub-Advisor)

By: /s/ David Quackenbush
    Vice President

[Signature Page to First Amendment to Note Purchase Agreement (November 2019)]

Pensionskasse des Bundes PUBLICA

By:     PGIM Private Capital Limited, as                 Investment Manager

By: /s/ Edward Jolly
Edward Jolly, Managing Director

[Signature Page to First Amendment to Note Purchase Agreement (November 2019)]

This First Amendment is hereby accepted
and agreed to as of the date thereof.

American General Life Insurance Company
The United States Life Insurance Company in the City of New York

By:        AIG Asset Management (U.S.), LLC, as
    Investment Adviser

By     /s/ Craig Moody
Name: Craig Moody
Title: Senior Vice President

[Signature Page to First Amendment to Note Purchase Agreement (November 2019)]